THE NORTH CAROLINA CAPITAL MANAGEMENT TRUST

(the "Trust")

SPECIAL MEETING OF SHAREHOLDERS

January 24, 2001

Pursuant to notice duly given, a Special Meeting of the Shareholders of the

North Carolina Capital Management Trust:

Cash Portfolio

Term Portfolio

(the "Funds")

was held on January 24, 2001 at 11:30 at the Park Hotel, 2200 Rexford Road, Charlotte, North Carolina.

Ms. Helen Powers acted as Chairperson and Mr. Kevin Bertolini, acting as Secretary Pro Tempore, recorded the minutes. Ms. Powers, an Independent Trustee of the Trust, and Mr. David Potel, Assistant Secretary of the Trust, were appointed to act as proxy agents for all shareholders who had properly returned their proxy cards.

Ms. Powers noted that the Trust has shareholder voting rights based on the number of shares owned. Accordingly, each shareholder is entitled to one vote for each share of the Funds held on the record date for the meeting.

Mr. Bertolini reported that proxies representing 62.721% of the outstanding voting securities of the Trust and at least 62.684% of each Fund had been received. Ms. Powers announced that a quorum was present and called the meeting of the shareholders of the Trust to order.

Ms. Powers stated that the Secretary had presented her with the following documents relating to the meeting:

(1) Notice of Meeting dated December 28, 2000

(2) Proxy Statement dated December 28, 2000

(3) Forms of Proxy

(4) Affidavit attesting to the mailing of these documents to the record shareholders entitled to vote at this meeting

Ms. Powers indicated that a list of shareholders entitled to vote at this meeting would be made available for viewing upon request.

Ms. Powers recommended that the reading of the Notice of Meeting be waived. There was no objection to the recommendation.

TRUSTEE

Ms. Powers stated that the first item of business as stated in the Notice of Meeting and described in the Proxy Statement was to elect a Board of Trustees for the Trust.

Mr. Bertolini reported that each of the seven nominees listed in the Proxy Statement received the affirmative vote of at least 99.227% of the votes cast at the meeting. Whereupon, it was

VOTED: That the seven nominees listed in the Proxy Statement dated December 28, 2001, be, and they hereby are, elected as Trustees of North Carolina Capital Management Trust.

AUDITOR

Ms. Powers stated that the second item of business as stated in the Notice of Meeting and described in the Proxy Statement was to ratify the selection of PricewaterhouseCoopers LLP ("PwC") as independent accountant of the Funds.

Mr. Bertolini reported that the proposal to ratify the selection of PwC as independent accountant of the Funds, as set forth in the Proxy Statement, received 1,923,873,841.610 affirmative votes of Cash Portfolio, or 99.288% of the votes cast at the meeting; and 6,158,458.904 affirmative votes of Term Portfolio, or 100% of the votes cast at the meeting. Whereupon, it was

VOTED: That the selection of PricewaterhouseCoopers LLP as independent accountant of Cash Portfolio and Term Portfolio, as set forth in the Proxy Statement dated December 28, 2000 be, and it hereby is, ratified and approved.

MANAGEMENT CONTRACT

Ms. Powers stated that the third item of business as stated in the Notice of Meeting and described in the Proxy Statement was to approve an amended Management Contract for each of Cash Portfolio and Term Portfolio that would provide for a management fee for each Fund that is lower than the management fee that is payable under the present Contracts.

Mr. Bertolini reported that the proposal to approve amended Management Contracts for the Funds, as set forth in the Proxy Statement, received 1,913,115,854.130 affirmative votes of Cash Portfolio, or 98.732% of the votes cast at the meeting; and 6,158,458.904 affirmative votes of Term Portfolio, or 100% of the votes cast at the meeting. Whereupon, it was

VOTED: That an amended Management Contract for each of Cash Portfolio and Term Portfolio be, and it hereby is, approved, as set forth in the Proxy Statement dated December 28, 2000.

12B-1 PLAN

Ms. Powers stated that the fourth item of business as stated in the Notice of Meeting and described in the Proxy Statement was to amend the Distribution and Service Plans of each of Cash Portfolio and Term Portfolio.

Mr. Bertolini reported that the proposal to amend the Distribution and Service Plans of the Funds, as set forth in the Proxy Statement, received 1,894,127,903.310 affirmative votes of Cash Portfolio, or 97.752% of the votes cast at the meeting; and 6,158,458.904 affirmative votes of Term Portfolio, or 100% of the votes cast at the meeting. Whereupon, it was

VOTED: That the Distribution and Service Plan for each of Cash Portfolio and Term Portfolio be, and it hereby is, amended, as set forth in the Proxy Statement dated December 28, 2000.

ELIMINATE FUNDAMENTAL POLICY

Ms. Powers stated that the fifth item of business as stated in the Notice of Meeting and described in the Proxy Statement was to eliminate a certain fundamental investment policy of each of Cash Portfolio and Term Portfolio concerning restricted and illiquid securities.

Mr. Bertolini reported that the proposal to eliminate certain fundamental investment policies of the Funds, as set forth in the Proxy Statement, received 1,837,928,757.250 affirmative votes of Cash Portfolio, or 94.852% of the votes cast at the meeting; and 6,158,458.904 affirmative votes of Term Portfolio, or 100% of the votes cast at the meeting. Whereupon, it was

VOTED: That the fundamental investment policy for each of Cash Portfolio and Term Portfolio concerning restricted and illiquid securities be, and it hereby is, eliminated, as set forth in the Proxy Statement dated December 28, 2000.

CONCLUSION

There being no further business to come before the meeting, upon motion duly made and seconded, it was

VOTED: To Adjourn.

ADJOURNED.

A TRUE RECORD.

ATTEST:

Kevin Bertolini

Secretary Pro Tempore